Exhibit 99.1

PRESS RELEASE

Contacts:

Pete Garcia

Sr. VP and Chief Financial Officer

408-215-4574

pgarcia@nuvelo.com

Nicole Estrin

Manager of Corporate Communications & IR

408-215-4572

nestrin@nuvelo.com

NUVELO ANNOUNCES PRICING OF COMMON STOCK OFFERING

SUNNYVALE, Calif., March 3, 2004 /PRNewswire/ – Nuvelo, Inc. (Nasdaq: NUVO, interim ticker symbol: NUVOD) today announced the pricing of its public offering of 5,000,000 shares of common stock, upsized from the previously announced offering size of 4,000,000 shares, at a price of $13.00 per share. The gross proceeds of the public offering will be approximately $65 million. The underwriters of this offering have an option to purchase up to an additional 750,000 shares to cover over-allotments, if any.

UBS Securities LLC acted as the sole book-running manager in this offering. CIBC World Markets Corp., Needham & Company, Inc. and JMP Securities LLC acted as co-managers.

A shelf registration statement relating to these securities was originally filed with the Securities and Exchange Commission on January 26, 2004 and has since been declared effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any jurisdiction. This offering of shares of common stock may be made only by means of a prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and the accompanying prospectus can be obtained from UBS Securities LLC, ECMG Syndicate, 299 Park Avenue, New York, NY 10171.

About Nuvelo

Nuvelo, Inc. is engaged in the discovery, development and commercialization of life improving therapeutics for the treatment of human disease. Nuvelo’s lead product candidate, alfimeprase, is partnered with Amgen and is currently in two Phase 2 trials in two indications, peripheral arterial occlusion and catheter occlusion. Additional programs include cardiovascular product candidates ARC183 and rNAPc2 and drug discovery focused on antibody targets and secreted proteins.

Information about Nuvelo is available at our new Web site at www.nuvelo.com or by phoning 408-215-4000.

Statements contained in this press release which are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “should,” “may,” “estimate,” “goals,” and “potential,” among others. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery, clinical development processes and the development and commercialization of our molecular diagnostics technology; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and regulatory approval; and uncertainties relating to our ability to obtain substantial additional funds required for progress in drug discovery and development. These and other factors are identified and described in more detail in Nuvelo and Hyseq filings with the SEC, including without limitation Nuvelo’s annual report on Form 10-K and the related Form 10-K/A for the year ended December 31, 2002 and Nuvelo’s quarterly report on Form 10-Q for the quarter ended September 30, 2003. We disclaim any intent or obligation to update these forward-looking statements.

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